Exhibit 99.1

Sports Betting Technology Company Newgioco Appoints Industry Expert

Richard Cooper to its Board

Extensive Global Gaming Experience Adds Depth to Strong Corporate Team

New York, NY – September 3, 2019 – Newgioco Group, Inc. (“Newgioco” or the “Company”) (OTCQB: NWGI), a global sports betting and gaming technology company providing fully integrated software solutions to regulated online and land-based sports betting and gaming operators, today announced the appointment of Richard Q. M. Cooper to serve as an independent director of the Board of Directors with effect on August 29, 2019.

“We are absolutely thrilled to have Richard join the continuously strengthening team at Newgioco at this stage in our global expansion strategy. Richard is a highly recognized industry expert and accomplished sports betting and gaming executive with broad complimentary skills and foresight,” commented Chief Executive Officer, Michele (Mike) Ciavarella. “His extensive gaming experience with Trident, Sportech and specifically, his 9 years as Group Finance Director at sports betting and gaming company GVC Holdings in developing financial disciplines and reporting, M&A, investor communication, and seeing the group move up from an AIM listing to a FTSE250 constituent, should certainly be of significant value to Newgioco and our shareholders.”

Mr. Richard Q. M. Cooper has over 37 years of professional global finance expertise. He was the founder, CFO and director of Trident Gaming PLC, currently serves as Chairman of VR Education Holdings PLC and recently served as non-executive director and audit-committee chair for pool betting operator Sportech PLC. Previously, Mr. Cooper was Group Finance Director at sports betting and gaming company GVC Holdings PLC where he was responsible for driving the company growth strategy for nine years. Significantly, Mr. Cooper joined GVC Holdings PLC and held the key position of finance director from a £30 million market capitalization through £2.5 billion in 2017, returning approximately £250 million back to shareholders in dividends, and with this guided GVC through an up-listing from AIM to the London Stock Exchange followed by admission to the FTSE250. During his experience with GVC, he also held a key role in GVC’s acquisition of Sportingbet PLC in 2013, followed by the €1.5 billion acquisition of bwin.party digital entertainment in 2016. In his early career Mr. Cooper gained significant experience in various aspects of accountancy and finance in a variety of industries particularly in gaming including a period experience as a stockbroker and CFO of Fidelity Group Brokerage Division. Mr. Cooper graduated King’s College School, Wimbledon, 1979 and earned a BA (Hons) Financial & Accountancy 2.2 from Kingston University, U.K. in 1982 and holds an ACA qualification from the Institute of Chartered Accountants in England and Wales (ICAEW).

“I have known Michele, Alessandro and other members of the management team for a couple of years now so I am delighted to be able to join the board and help guide them as they work to expand their business and to counsel them on opportunities in my capacity as a non-executive director, which sits alongside my other complimentary executive duties outside the gaming world," stated Mr. Cooper. “Newgioco has an enviable advantage with having integrated control over its promising technology stack, coupled with a passionate management team with solid know-how in its highly contested core market in Italy.”

About Newgioco Group, Inc.

Newgioco Group, Inc., is a global leisure gaming technology company, with fully licensed online and land-based gaming operations and innovative betting technology platforms that provide bet processing for casinos and other gaming operators. The Company conducts its business under the registered brand Newgioco primarily through its internet-based betting distribution network on its website, www.newgioco.it as well as in retail neighborhood betting shops throughout Italy.

Newgioco offers clients a full suite of leisure gaming products and services, such as sports betting, virtual sports, online casino, poker, bingo, interactive games and slots. Newgioco also owns and operates innovative betting platform software providing both B2B and B2C bet processing for casinos, sports betting and other online and land-based gaming operators. Additional information is available on our corporate website at www.newgiocogroup.com.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are identified by the use of the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “continue,” “predict,” “potential,” “project” and similar expressions that are intended to identify forward-looking statements and includes statements regarding Mr. Cooper’s expected contribution to Newgioco. These forward-looking statements are based on management's expectations and assumptions as of the date of this press release and are subject to a number of risks and uncertainties, many of which are difficult to predict that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from current expectations including the ability of Mr. Cooper’ to provide significant value to the Company, and the risk factors described in our Annual Report on Form 10-K for the year ended December 31, 2018 and subsequent filings with the U.S. Securities and Exchange Commission, including subsequent periodic reports on Forms 10-Q and 8-K. The information in this release is provided only as of the date of this release, and we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events, except as required by law.

For further information, please contact:

Newgioco Group, Inc.

Michele Ciavarella, Chief Executive Officer

investor@newgiocogroup.com